Exhibit 99.1

NVR, INC. ANNOUNCES BOARD OF DIRECTOR AND EXECUTIVE OFFICER CHANGES

March 24, 2022, Reston VA - NVR, Inc. (NYSE: NVR), one of the nation’s largest homebuilding and mortgage banking companies, announced that Dwight C. Schar, Manuel H. Johnson and William A. Moran have announced their intention to retire from NVR’s Board of Directors (the “Board”) and will not stand for re-election at the 2022 Annual Meeting of Shareholders. Messrs. Schar, Johnson and Moran are all original NVR Board members, serving on the Board since 1993.
Mr. Schar, age 80, has been Chairman of the Board since September 1993 and is the founder of NVR. Mr. Schar started with Ryan Homes in 1968. He left Ryan Homes to start NVHomes, and NVHomes subsequently acquired Ryan Homes to form NVR.
Mr. Schar served as CEO of NVR from 1993 through June 2005. Mr. Schar’s leadership and strategic guidance through many business cycles, including the Global Financial Crisis, has led to the long-term success of NVR. Mr. Schar has been instrumental in transforming NVR into the third largest homebuilder in terms of market capitalization as well as achieving industry leading financial returns.
In addition to his contributions to NVR, Mr. Schar has also left a lasting impression on the community, most notably with the establishment of the Inova Schar Cancer Institute, the George Mason University Schar School of Policy and the Ashland University Dwight Schar College of Education.
The Board is appreciative of Mr. Schar’s long-term leadership and service to NVR and the Board.
Mr. Johnson, age 73, has served as the Chairman of the Audit Committee since 1993. With Mr. Johnson’s background as a former Vice Chairman of the Federal Reserve, he has provided economic and financial regulatory expertise to the Board during his long tenure. The Board thanks Mr. Johnson for his contributions to the success of NVR through his guidance and long service to the Board.
Mr. Moran, age 75, has provided the Board with homebuilding and land development expertise during his long tenure. Mr. Moran joined Ryan Homes in 1971 and later left to start NVHomes with Mr. Schar. The Board thanks Mr. Moran for his contributions to the success of NVR through his guidance and long service to the Board.
Paul C. Saville, age 66, presently NVR’s President and Chief Executive Officer, will stand for election to the Board at the 2022 Annual Meeting of Shareholders. Effective upon his election to the Board, Mr. Saville will be appointed Executive Chairman of the Board and will relinquish the President and CEO positions. Mr. Saville has been President and CEO of NVR since 2005 and has been employed by NVR since 1981. Mr. Saville will continue to provide leadership and strategic direction to NVR as Executive Chairman.
The Board has appointed Eugene J. Bredow, age 52, as President and Chief Executive Officer effective upon Mr. Saville’s appointment as Executive Chairman of the Board. Mr. Bredow has been employed by NVR since 2004 and has served as President of NVR Mortgage since April 2019. Mr. Bredow served as Senior Vice President and Chief Administrative Officer from March 2018 through March 2019. Mr. Bredow served as Vice President and Controller from June 2012 and Chief Accounting Officer from February 2016 through February 2018.

Exhibit 99.1

About NVR

NVR, Inc. operates in two business segments: homebuilding and mortgage banking. The homebuilding segment sells and builds homes under the Ryan Homes, NVHomes and Heartland Homes trade names, and operates in thirty-four metropolitan areas in fourteen states and Washington, D.C. For more information about NVR, Inc. and its brands, see www.nvrinc.com, www.ryanhomes.com, www.nvhomes.com and www.heartlandluxuryhomes.com.

Investor Relations Contact:
Curt McKay
703-956-4058
ir@nvrinc.com